Exhibit 99

April 27, 2005

SEALED AIR REPORTS FIRST QUARTER 2005 RESULTS

Achieves 6% Increase in Sales

SADDLE BROOK, N.J., Wednesday, April 27, 2005 – Sealed Air Corporation (NYSE:SEE) reported diluted earnings per common share of $0.58 for the first quarter of 2005, which includes restructuring charges of $0.01 per share.  Diluted earnings per common share were $0.62 in the first quarter of 2004.  Sealed Air’s net sales for the quarter increased 6% to $969.8 million, compared with $913.1 million in 2004.

Commenting on the Company’s operating performance, William V. Hickey, President and Chief Executive Officer, stated:

“Our first quarter was challenging due to record high costs for certain petrochemical-based raw materials and slow growth in our European businesses.  Recent sales price increases and continued productivity improvements offset much of the cumulative impact of a difficult raw material cost environment.  We achieved balanced sales growth in both our food packaging and protective packaging segments during the quarter.  We also maintained tight control of operating expenses and realized the benefits of reduced interest expense resulting from the retirement of approximately $200 million in debt during the fourth quarter of 2004.”

Commenting on the Company’s outlook, Mr. Hickey stated:

“Given the current level of uncertainty over the future direction of raw material costs, a longer than expected delay in the improvement of U.S. beef market conditions and concern regarding the continued strength of the global economy, we are now expecting to grow our diluted earnings per common share by approximately 5% in 2005 compared with adjusted earnings of $2.70 in 2004 ($2.25 in accordance with U.S. GAAP).  As such, we now expect our 2005 diluted earnings per common share to range from $2.80 to $2.90, compared with our previously guided range of $2.95 to $3.05.  While we are being cautious in our outlook for the remainder of the year with respect to raw material costs and the U.S. beef market, we expect to see improved operating performance in the second half of the year as we begin to realize savings from our profit improvement initiatives introduced during the fourth quarter of 2004. In addition, we expect our previously announced price increases to further mitigate the higher raw material costs during the rest of the year.  We also expect to start realizing measurable benefits from our supply chain enhancement efforts.  We remain optimistic about the long-term prospects of our business as we continue to develop innovative packaging solutions that deliver incremental value to our customers around the world.”

Financial Highlights for the First Quarter

•                  Net sales increased 6% to $969.8 million compared with $913.1 million for the first quarter of 2004.  The increase in net sales resulted primarily from a $24 million favorable change in product price/mix combined with a $24 million favorable effect of foreign currency translation.  Excluding the positive effect of foreign currency translation, net sales would have increased 4%.

•                  Gross profit was $277.5 million, or 28.6% of net sales, compared with $286.1 million, or 31.3% of net sales, for the first quarter of 2004.  The decline in gross profit as a percentage of net sales was due to petrochemical-related raw material cost increases that were offset in part by selling price increases.

•                  Marketing, administrative and development expenses remained essentially flat at $159.3 million compared with $158.7 million for the first quarter of 2004, reflecting the Company’s control of expenses.  As a percentage of net sales, these expenses declined to 16.4% for the quarter compared with 17.4% in 2004.

•                  The Company incurred restructuring charges of $1.0 million for additional costs relating to its global profit improvement initiatives announced in the fourth quarter of 2004.  The Company had recorded a charge of $33 million in the fourth quarter for the cost of these projects to improve the Company’s operating efficiencies and cost structure.

•                  Operating profit was $117.2 million, or 12.1% of net sales, compared with $127.4 million, or 14.0% of net sales, in the first quarter of 2004.  The reduction in operating profit as a percentage of net sales reflects the reduction in gross profit.

•                  Interest expense declined to $36.8 million compared with $38.7 million in the first quarter of 2004 primarily resulting from the redemption of the entire outstanding principal amount, $177.5 million, of the Company’s 8.75% senior notes due July 2008 and the repurchase of $22.7 million face amount of its 6.95% senior notes due May 2009, both completed in the fourth quarter of 2004, partially offset by a reduction in the favorable impact of interest rate swaps.

•                  The Company’s effective income tax rate was 33.3% compared with 36.0% in the first quarter of 2004.  This decrease is primarily due to improved tax efficiencies resulting from reorganization of certain of the Company’s international subsidiaries in 2004.

•                  The Company’s capital expenditures were $20.6 million compared with $27.4 million in the first quarter of 2004.  The Company now expects that capital expenditures in 2005 will range from $100 to $125 million compared with its previous guidance of $125 to $150 million.

Business Segment Review

Food Packaging Segment

The Company’s food packaging segment net sales for the first quarter increased 6% to $594.9 million compared with $562.9 million last year.  The key growth programs of Case Ready and Vertical Pouch Packaging exhibited double-digit growth during the quarter.  The food packaging segment also experienced continued strength in Asia Pacific and Latin America, while Europe remained flat.  Excluding the $16 million positive effect of foreign currency translation, segment net sales would have increased 3%.  Operating profit for the first quarter was $75.9 million, or 12.8% of net sales, compared with $75.6 million, or 13.4% of net sales, in 2004.  The decline in operating profit as a percentage of sales was due to significant increases in raw material costs offset partially by increases in selling prices.

Protective Packaging Segment

The Company’s protective packaging segment net sales for the first quarter increased 7% to $374.9 million compared with $350.2 million last year.  A positive change in product price/mix of 3% helped drive top-line growth.  Volumes were mixed, with an increase in North America offset by a decline in Europe.  Excluding the $8 million positive effect of foreign currency translation, segment net sales would have increased 5%.  Operating profit for the first quarter decreased to $42.5 million, or 11.3% of net sales, compared with $52.0 million, or 14.8% of net sales, in 2004.  The decline in operating profit was due to significant increases in raw material costs that were partially offset by selling price increases.

Web Site and Conference Call Information

Mr. Hickey and David H. Kelsey, the Company’s Chief Financial Officer, will conduct an investor conference call today at 10:00 a.m. (ET).  The conference call will be webcast live on Sealed Air’s web site at www.sealedair.com in the Investor Information section under the Presentations & Events tab.  Listeners should go to the web site prior to the call to register, and to download and install any necessary audio software.  Prior to the call, the Company will also post supplemental financial and statistical information on its web site in the Investor Information section under the Reports & Filings tab.  A replay of the webcast will also be available on the Company’s web site.

Investors who cannot access the webcast may listen to the live conference call via telephone by dialing (800) 822-4794 (domestic) or (913) 981-4912 (international).  Telephonic replay will be available beginning today at 1:00 p.m. (ET) and ending on Tuesday, May 3, 2005 at 12:00 midnight (ET).  To listen to the replay, please dial (888) 203-1112 (domestic) or (719) 457-0820 (international) and use the confirmation code 7824372.

Business

Sealed Air is a leading global manufacturer of a wide range of food and protective packaging materials and systems including such widely recognized brands as Bubble Wrap® cushioning, Jiffy® protective mailers and Cryovac® food packaging products.  For more information about Sealed Air, please visit the Company’s web site at www.sealedair.com.

Non-GAAP Information

The Company’s management from time to time presents information that is not in conformance with U.S. generally accepted accounting principles (GAAP).  Diluted earnings per common share adjusted for special charges and changes in net sales excluding the effects of foreign currency translation are among the indicators used by the Company’s management to measure the performance of the Company’s operations, and thus the Company’s management believes such information may be useful to investors.  For a reconciliation of adjusted diluted earnings per common share for the year ended December 31, 2004, see the supplementary information provided in this release.

Forward-Looking Statements

Some of the statements made by the Company in this press release are forward-looking.  These statements include comments as to future events and trends affecting the Company’s business, which are based upon management’s current expectations and are necessarily subject to risks and uncertainties, many of which are outside the control of the Company.  Forward-looking statements can be identified by such words as “anticipates,” “estimates,” “expects,” “intends,” “plans,” “will” and similar expressions.  Actual results may differ materially from these expectations due to a number of factors, such as changes in raw material and energy costs, the effects of animal and food-related health issues, import restrictions, factors affecting customers, economic, political, business and market conditions, tax, interest and exchange rates, the success of new products, restructuring charges, the application of new accounting pronouncements, and legal proceedings.  A more extensive list and description of these factors can be found under the heading “Forward-Looking Statements” in Management’s Discussion and Analysis of Results of Operations and Financial Condition, which appears in the Company’s most recent Annual Report on Form 10-K or Quarterly Report on Form 10-Q and in the Company’s other publicly-available filings with the Securities and Exchange Commission.

SEALED AIR CORPORATION AND SUBSIDIARIES

Results for the quarters ended March 31

(Unaudited)

(In millions, except per share data)

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

	Quarter Ended March 31		% Increase (Decrease)
	2005 (1)	2004 (1)

Net sales by business segment:
Food packaging	$594.9	$562.9	6
Protective packaging	374.9	350.2	7

Total net sales	969.8	913.1	6

Cost of sales	692.3	627.0	10

Gross profit	277.5	286.1	(3)

Marketing, administrative and development expenses	159.3	158.7	—

Restructuring charges (2)	1.0	—	—

Operating profit	117.2	127.4	(8)

Interest expense	(36.8)	(38.7)	(5)

Other income, net	3.2	5.3	(40)

Earnings before income taxes	83.6	94.0	(11)

Income taxes	27.8	33.8	(18)

Net earnings	$55.8	$60.2	(7)

Basic earnings per common share (3)	$0.67	$0.71

Diluted earnings per common share (3)	$0.58	$0.62

Weighted average number of common shares outstanding:
Basic	83.66	85.06

Diluted	98.85	100.26

(1) For the quarter ended March 31, 2005, the amortization of certain capitalized senior debt issuance costs was included in interest expense. For the quarter ended March 31, 2004, this amortization expense was included in administrative expenses. The results for the 2004 period have been adjusted to conform to the 2005 presentation.

(2) In the first quarter of 2005, the Company incurred restructuring charges for additional costs relating to its global profit improvement initiatives announced in the fourth quarter of 2004. The Company had recorded a charge of $33 million in the fourth quarter for the cost of these projects to improve the Company’s operating efficiencies and cost structure.

(3) See the Supplementary Information included in this release for the calculation of basic and diluted earnings per common share.

SEALED AIR CORPORATION AND SUBSIDIARIES

Supplementary Information

Results for the quarters ended March 31

(Unaudited)

(In millions, except per share data)

CALCULATION OF EARNINGS PER COMMON SHARE

	Quarter Ended March 31
	2005	2004

Basic EPS:
Numerator

Net earnings ascribed to common shareholders - basic	$55.82	$60.17

Denominator

Weighted average number of common shares outstanding - basic	83.66	85.06

Basic earnings per common share	$0.67	$0.71

Diluted EPS:
Numerator
Net earnings ascribed to common shareholders - basic	$55.82	$60.17

Add: Interest on 3% convertible senior notes, net of income taxes (1)	1.95	1.95

Net earnings ascribed to common shareholders - diluted	$57.77	$62.12

Denominator

Weighted average number of common shares outstanding - basic	83.66	85.06

Effect of conversion of 3% convertible senior notes (1)	6.16	6.16

Effect of assumed issuance of asbestos settlement shares	9.00	9.00

Effect of assumed exercise of options	0.03	0.04

Weighted average number of common shares outstanding - diluted (2)	98.85	100.26

Diluted earnings per common share	$0.58	$0.62

(1) The Company has retroactively applied the Emerging Issues Task Force, known as the EITF, Issue No. 04-08, “The Effect of Contingently Convertible Debt on Diluted Earnings per Share,” which requires that the dilutive effect of contingent convertible debt, such as the Company’s 3% convertible senior notes due June 2033, be included in dilutive earnings per common share regardless of whether the contingency permitting holders to convert the debt into shares has been satisfied.

(2) In calculating diluted earnings per common share, the weighted average number of common shares for the quarters ended March 31, 2005 and 2004 provides for the conversion of the Company’s 3% convertible senior notes due June 2033 upon application of EITF Issue No. 04-08, the assumed issuance of nine million shares of common stock reserved for the Company’s previously announced asbestos settlement, which is discussed in the Company’s annual report on Form 10-K for the year ended December 31, 2004, and the exercise of dilutive stock options, net of assumed treasury stock repurchases.

SEALED AIR CORPORATION AND SUBSIDIARIES

Supplementary Information

Results for the year ended December 31, 2004

(Unaudited)

RECONCILIATION OF ADJUSTED DILUTED EARNINGS PER COMMON SHARE (1)

2004

Reported U.S. GAAP diluted earnings per common share	$2.25

Earnings effect resulting from the following:

(a) Restructuring and other charges, net of income taxes	0.26
(b) Debt redemption and repurchases, net of income taxes	0.19

Diluted earnings per common share excluding restructuring and other charges and debt redemption and repurchases (special charges)	$2.70

(1) The Company’s management believes that presenting diluted earnings per common share excluding the effects of the items listed above reflects the Company’s operating performance on a basis consistent with the Company’s most recent earnings guidance. The diluted earnings per common share for the full year excluding the items highlighted above is among the criteria upon which performance-based compensation may be based.

SEALED AIR CORPORATION AND SUBSIDIARIES

Supplementary Information

Results for the quarters ended March 31

(Unaudited)

(In millions)

BUSINESS SEGMENT INFORMATION AND CAPITAL EXPENDITURES (3)

BUSINESS SEGMENT INFORMATION:

	Quarter Ended March 31,
	2005 (1)	2004 (1)

Operating profit
Food Packaging	$75.9	$75.6

As a % of food packaging net sales	12.8%	13.4%

Protective Packaging	42.5	52.0

As a % of protective packaging net sales	11.3%	14.8%

Total segments	118.4	127.6

Restructuring charges (2)	(1.0)	—

Unallocated corporate operating expenses	(0.2)	(0.2)

Total	$117.2	$127.4

As a % of total net sales	12.1%	14.0%

Depreciation and amortization
Food Packaging	$29.2	$29.1
Protective Packaging	15.0	15.6
Total	$44.2	$44.7

(1) For the quarter ended March 31, 2005, the amortization of certain capitalized senior debt issuance costs was included in interest expense. For the quarter ended March 31, 2004, this amortization expense was included in administrative expenses. The results for the 2004 period have been adjusted to conform to the 2005 presentation.

(2) The quarter ended March 31, 2005 includes a $0.4 charge related to Food Packaging and a $0.6 charge related to Protective Packaging.

CAPITAL EXPENDITURES:

For the quarter ended March 31, 2005	$20.6

For the quarter ended March 31, 2004	$27.4

For the year ended December 31, 2004	$102.7

(3) The amounts shown are subject to change prior to the filing of the Company’s upcoming quarterly report on Form 10-Q. Any changes not deemed to be material will be reflected in the Form 10-Q. Any changes deemed to be material will be promptly disclosed.

SEALED AIR CORPORATION AND SUBSIDIARIES

Supplementary Information

March 31, 2005 and December 31, 2004

(Unaudited)

(In millions)

CONDENSED CONSOLIDATED BALANCE SHEETS

	March 31, 2005 (1)	December 31, 2004

ASSETS

Current Assets:

Cash and cash equivalents	$377.7	$358.0

Short-term investments — available-for-sale securities	37.0	54.1

Notes and accounts receivable, net of allowances for doubtful accounts	634.2	662.5

Inventories	453.6	417.9

Other current assets	117.3	118.7

Total current assets	1,619.8	1,611.2

Property and equipment:
Land and improvements	34.2	35.5
Buildings	518.1	524.9
Machinery and equipment	1,940.7	1,969.6
Other property and equipment	132.8	137.0
Construction-in-progress	53.1	46.5
	2,678.9	2,713.5
Less accumulated depreciation and amortization	1,706.4	1,704.9
Property and equipment, net	972.5	1,008.6

Goodwill	1,949.1	1,953.4

Other assets	278.7	281.8

Total Assets	$4,820.1	$4,855.0

(1) The amounts shown are subject to change prior to the filing of the Company’s upcoming quarterly report on Form 10-Q. Any changes not deemed to be material will be reflected in the Form 10-Q. Any changes deemed to be material will be promptly disclosed.

SEALED AIR CORPORATION AND SUBSIDIARIES

Supplementary Information

March 31, 2005 and December 31, 2004

(Unaudited)

(In millions)

CONDENSED CONSOLIDATED BALANCE SHEETS

	March 31, 2005 (1)	December 31, 2004

LIABILITIES AND SHAREHOLDERS’ EQUITY

Current liabilities:

Short-term borrowings	$24.4	$19.8

Current portion of long-term debt	3.7	3.8

Accounts payable	239.5	248.5

Asbestos settlement liability	512.5	512.5

Other current liabilities	389.7	434.9

Income taxes payable	85.7	84.3

Total current liabilities	1,255.5	1,303.8

Long-term debt, less current portion	2,072.7	2,088.0

Deferred income taxes	25.0	26.9

Other liabilities	107.7	102.8

Total Liabilities	3,460.9	3,521.5

Total Shareholders’ Equity	1,359.2	1,333.5

Total Liabilities and Shareholders’ Equity	$4,820.1	$4,855.0

(1) The amounts shown are subject to change prior to the filing of the Company’s upcoming quarterly report on Form 10-Q. Any changes not deemed to be material will be reflected in the Form 10-Q. Any changes deemed to be material will be promptly disclosed.